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                                                                     Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                RADIOLOGIX, INC.

                         PURSUANT TO SECTION 242 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


         Radiologix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

         FIRST: That, upon the direction of the Corporation's Board of Directors, the following proposed amendment ("Amendment") of the Restated Certificate of Incorporation of the Corporation was submitted to the stockholders of the Corporation for consideration at the Annual Meeting of the Stockholders of the Corporation held on June 10, 2003:

         Article VII of the Corporation's Amended and Restated Certificate of Incorporation is proposed to be amended by deleting the phrase "the second or third sentences of the first paragraph of Article III,
         Section 2 of the Bylaws regarding the composition of the Board, or any other" so that, as amended, Article VII of the Corporation's Amended and Restated Certificate of Incorporation states in its entirety as follows:

                           The management of the business and conduct of the
                  affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. In furtherance and not in limitation of the Board's power to manage the business and conduct the affairs of the Corporation, the Board shall have the power, upon the affirmative vote of at least a majority of the Directors then serving, to adopt, amend or repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote thereon to adopt, amend or repeal the Bylaws. Notwithstanding the foregoing, the Board shall not have the power to alter, amend or repeal any Bylaw (or Article or Section thereof) that expressly provides that it cannot be altered, amended or repealed by the Board.

         SECOND: The number of shares required by statute were voted in favor of the Amendment at the Annual Meeting of Stockholders of the Corporation held on June 10, 2003.

         THIRD: The Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 14th day of July, 2003.

                               RADIOLOGIX, INC.

                               By: Sami S. Abbasi
                                  ----------------------------------------------
                                   Sami S. Abbasi, Executive Vice President

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